EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES
DEPARTURE OF JOHN R. ALM, PRESIDENT AND CHIEF EXECUTIVE OFFICER;
LOWRY F. KLINE, CHAIRMAN, BOARD OF DIRECTORS, NAMED INTERIM CEO

ATLANTA, December 1, 2005 – Coca-Cola Enterprises (NYSE: CCE) today announced that President and Chief Executive Officer John R. Alm is leaving the company effective January 1, 2006. The board of directors has initiated the search process for the selection of his successor. Lowry F. Kline, chairman, board of directors, will serve as interim CEO until the selection process is completed with Mr. Alm providing advice and counsel to him throughout the transition for a period up to six months.

“John has been an integral part of the Coca-Cola bottling system for more than two decades, and both Coca-Cola Enterprises and the Coca-Cola system have benefited from his leadership and insight,” said Mr. Kline. “John’s passion for our business, our people and our customers, and his entrepreneurial spirit have created lasting contributions to our company’s culture and operations.

“I am fully committed to working with Lowry to ensure an effective transition, and this decision reflects the company’s confidence in our strong management team, especially the abilities of Terry Marks and Shaun Higgins, two of the industry’s most respected operators,” Mr. Alm said. “Under their leadership, we are continuing to strengthen our business in North America and Western Europe, working closely with The Coca-Cola Company to meet the changing needs of our customers and consumers in these dynamic markets.” Mr. Marks was named president, North American Business Unit, in January 2005, and Mr. Higgins became president, European Group, in April of this year.

“It has been a privilege to help lead Coca-Cola Enterprises and its people through a remarkable period of domestic and international expansion and growth. I look forward to evaluating the opportunities that have been presented to me to serve on other companies’ boards of directors, as well as joining a private equity firm as a partner or in an advisory role,” Mr. Alm said. “I will also expand my private philanthropic efforts to help disadvantaged youth.”

Mr. Alm, 59, began his career in the beverage industry in 1980 when he joined the Johnston Coca-Cola Bottling Group as senior vice president and chief financial officer. In 1991, the Johnston Coca-Cola Bottling Group merged with Coca-Cola Enterprises and Mr. Alm was named vice president and chief financial officer. In 2000, Mr. Alm was named president and chief operating officer and became chief executive officer in January 2004.

Prior to being elected chairman in April 2002, Mr. Kline, 65, served as chief executive officer. In April 2000, he was elected a member of the company’s board of directors and its vice chairman after serving as executive vice president and chief administrative officer.

Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.